FOR FURTHER INFORMATION AT THE COMPANY:

Julia Gouw
Chief Financial Officer
(626) 768-6898

EAST WEST BANCORP REPORTS RECORD
EARNINGS OF $32.1 MILLION FOR FIRST QUARTER 2006

Pasadena, CA - April 17, 2006 - East West Bancorp, Inc. (Nasdaq: EWBC), parent company of East West Bank, one of the nation’s premier community banks, today reported financial results for first quarter 2006. Fully diluted earnings per share for the first quarter increased 25% to a record $0.55 per share from $0.44 in the prior year period.

Highlights for the First Quarter

•	Record net income of $32.1 million, up 36% from prior year
•	Record net interest income of $83.0 million, up 33% from prior year
•	Net interest margin of 4.18%
•	Record total assets of $9.28 billion
•	Record gross loans of $7.66 billion
•	Record total deposits of $7.02 billion
•	Total nonperforming assets were 0.15% of total assets
•	Efficiency ratio of 36.76%
•	Successful close of the Standard Bank acquisition

Financial Summary

First quarter net income was a record $32.1 million, up 36% from $23.5 million reported in the prior year period. Diluted earnings per share for first quarter 2006 rose to a record $0.55, up 25% from $0.44 reported in the prior year period. For the quarter, return on average equity totaled 16.72%, while return on average assets totaled 1.50%. The effective tax rate for the quarter equaled 38.10%, compared to 35.80% for the prior year period. Pretax income for the first quarter of 2006 totaled $51.8 million, a 41% or $15.1 million increase over the year ago figure. The increase in earnings in first quarter 2006 was primarily a result of higher net interest income.

“Our first quarter 2006 results indicate we are well underway to achieving our 10th year of solid growth and record net income. East West has achieved these results despite an environment that included volatile interest rates and increased market competition throughout our industry,” stated Dominic Ng, Chairman, President and Chief Executive Officer of East West. “During the first quarter, we realized strong balance sheet and earnings growth through meaningful loan and core deposit growth and the completion of the Standard Bank acquisition. This growth was supported by an improvement in our already strong credit quality, as we experienced a decline in nonperforming assets from year-end 2005.”

“We were very pleased to end the first quarter with the successful close of the Standard Bank acquisition. With this acquisition, East West expanded its market in California with the addition of six new branches, $728 million in deposits and thousands of new customers,” continued Ng.

On March 17, 2006, East West completed the acquisition of Standard Bank, an $895 million asset federal savings bank headquartered in Monterey Park, California, operating through six branches throughout the Los Angeles marketplace. The final consideration paid for the acquisition of Standard Bank was $200.3 million, consisting of approximately 3.6 million shares of newly issued common stock and $66.4 million in cash. East West issued $30.0 million in junior subordinated debt securities to partially fund the acquisition.

Management Guidance

Based on the results of the first quarter and management’s expectations for the rest of the year, the Company has maintained its previously stated guidance of earnings per share for 2006. Including the estimated accretion from the acquisition of Standard Bank, management expects earnings per share to be $2.25 to $2.29 for the full year of 2006. This is an increase of $0.28 to $0.32 cents per share from 2005.

The EPS guidance is based on the following assumptions:

•	Annualized loan growth of 15% to 17% for the remainder of 2006
•	Annualized deposit growth of 14% to 16% for the remainder of 2006
•	An efficiency ratio between 37% and 38%
•	An effective tax rate between 38% and 39%
•	A stable or marginally increasing interest rate environment and a net interest margin between 4.10% and 4.15%
•	Implementation FASB 123R, resulting in a quarterly stock option expense of approximately $300 thousand after tax

Ng also provided updated guidance on the Bank’s outlook for the full-year 2006, “We believe that we are positioned for good growth and earnings for the year. Credit quality remains at high levels and we anticipate continued expansion in loans and deposits, despite increasing competition on both fronts. We believe these factors will help to mitigate uncertainty over short-term and long-term rates and any resulting compression in interest rate margins. These expectations have led us to maintain our prior EPS guidance, resulting in a full-year 2006 earnings per share growth of 14% to 16% over 2005.”

Balance Sheet Summary

At March 31, 2006, total assets were $9.28 billion compared to $8.28 billion at December 31, 2005. Gross loans at March 31, 2006 totaled $7.66 billion compared to $6.79 billion at year-end 2005. Excluding the impact of the Standard Bank acquisition, organic growth for the quarter was a solid $367.9 million, or 22% annualized. Growth in construction, single family real estate and commercial business loans added the largest dollar impact to our organic growth during the quarter.

Average earning assets for the first quarter of 2006 equaled $8.07 billion, 37% higher than the first quarter of 2005. The growth in average earning assets was driven by a 35% or $1.84 billion increase in average loans to $7.08 billion. The yield on average earning assets for the quarter was 6.90%, an increase of 105 basis points from the year ago quarter and an increase of 36 basis points from the previous quarter. The yield on average loans receivable for the quarter was 7.21%, an increase of 110 basis points from the year ago quarter and an increase of 37 basis points from the previous quarter. The rise in the yield on average earning assets was attributable to increases in market interest rates and the corresponding repricing of our loan portfolio.

Total deposits at March 31, 2006 were $7.02 billion compared to $6.26 billion at December 31, 2005. Excluding the impact of the Standard Bank acquisition, organic deposit growth for the quarter was $36.6 million, or 2% annualized. Core deposits at March 31, 2006 totaled $3.44 billion compared to $3.11 billion at year-end 2005. Excluding the impact of the Standard Bank acquisition, organic core deposit growth for the quarter was $133.6 million, or 17% annualized.

Average total deposits for the first quarter grew to $6.21 billion, 35% above the figure for the prior year period, while average core deposits totaled $2.98 billion, 28% greater than a year ago. The growth in average deposits is a result of substantial increases in average time deposits of 41% or $940.8 million, money market deposits of 66% or $409.3 million and noninterest bearing demand deposits 13% or $133.4 million.

The average cost of deposits for the first quarter of 2006 was 2.54%, a 111 basis point increase from the year ago quarter and a 40 basis point increase from the previous quarter. The average cost of funds for the first quarter equaled 2.86%, a 122 basis point increase from the prior year and a 41 basis point increase from the prior quarter. The rise in the cost of deposits for both the year-to-date and quarter-to-date periods was attributable to increases in market interest rates and ongoing competition for deposits.

First Quarter Operating Results

Net interest income for the first quarter increased to a record $83.0 million, 33% or $20.8 million greater than the first quarter of 2005 and 2% or $1.7 million greater on a sequential quarter basis. The interest margin for the quarter of 4.18% reflected a decrease of 11 basis points from the year ago margin and a decrease of 2 basis points from the previous quarter margin. The decrease in margin for both the sequential quarter and the previous year was primarily driven by continued competition in loan and deposit pricing. To a lesser extent, the net interest margin also decreased due to the impact of the assets acquired from Standard Bank. We expect net interest margin to be between 4.10% and 4.15% for the remainder of the year as banks continue to compete aggressively for loans and deposits.

East West recorded $3.3 million in loan loss provisions during the first quarter of 2006, compared to $4.4 million during the first quarter of 2005 and $2.5 million during the previous quarter. Based on the projected growth of the loan portfolio during the remainder of 2006, management anticipates that the provision for loan losses should be comparable to the first quarter for the remainder of the year.

Noninterest income for the first quarter totaled $8.9 million, 37% or $2.4 million higher than the first quarter of 2005 and 21% or $1.5 million higher than the sequential quarter. The year-over-year increase in noninterest income is due to an increase in gain on investment securities available-for-sale of 283% or $1.3 million, compared to prior year. Core noninterest income, excluding the impact of gain on sales of investment securities and fixed assets, totaled $7.1 million during the quarter, 18% or $1.1 million higher than the prior year figure and 9% or $568 thousand higher than the sequential quarter. The increase in core noninterest income year-over-year was largely a result of higher branch fees due to the increased number of customer accounts. This increase in branch fees was partially offset by a decrease in letters of credit fees and commissions due to lower credit enhancement fees.

Noninterest expense totaled $36.8 million for the first quarter of 2006, 33% or $9.1 million higher than a year ago and 1% or $285 thousand lower than the previous quarter. This increase from prior year was largely due to increased staffing levels and an overall increase in operating costs due to the acquisition of United National Bank in the third quarter of 2005. Occupancy expense has also increased due to the recent relocation and expansion of our corporate offices. Other operating expenses increased $3.2 million or 38% during the quarter compared to the same period in prior year. This increase in other operating expenses was primarily a result of our overall expansion. Additionally, other operating expenses increased due to our increased advertising and marketing efforts and higher deposit-related costs resulting from growth in commercial deposits. Based on the expected growth of the Bank, management estimates that noninterest expenses should increase by 25% to 28% for the year, compared to 2005.

East West generated a 36.76% efficiency ratio for the first quarter of 2006, compared to 37.01% a year ago. Management believes that an efficiency ratio between 37% and 38% remains achievable for the full-year 2006.

Asset Quality

Overall, asset quality improved in the first quarter of 2006. We experienced a significant reduction in loan delinquencies and losses. Total nonperforming assets dropped to $13.8 million or a low 0.15% of total assets at March 31, 2006, compared to $30.1 million, or 0.36% of total assets at December 31, 2005. The decrease in nonperforming assets primarily resulted from loans either that paid off or were brought current. During the quarter, we foreclosed on one commercial real estate property valued at $2.8 million. Nonaccrual loans at March 31, 2006 were $11.0 million or 0.14% of total loans, compared to $24.1 million or 0.36% of total loans, at December 31, 2005. As of March 31, 2006, we had no loans past due but not on nonaccrual status, compared to $5.7 million as of December 31, 2005. These loans either that paid off or were brought current during the quarter.

Net loan recoveries for the quarter totaled $46 thousand or 0.00% of average loans. This compares to net chargeoffs of $765 thousand or an annualized 0.06% of average loans for the first quarter of 2005 and net chargeoffs $375 thousand or an annualized 0.02% of average loans for the previous quarter. Management believes that asset quality continues to be strong and that nonperforming assets should continue to be below 0.50% of total assets and that net chargeoffs should remain below an annualized 0.35% for the full year 2006.

The allowance for loan losses at March 31, 2006 was $75.5 million or 0.99% of total loans and 687% of nonaccrual loans, compared to $68.6 million or 1.01% of total loans and 284% of nonaccrual loans at December 31, 2005. $4.1 million was added to the allowance for loan losses during the quarter due to the allowance acquired from Standard Bank. At March 31, 2006, the allowance for unfunded loan commitments and off-balance sheet credit exposures amounted to $11.7 million, compared to $11.1 million at December 31, 2005.

Capitalization

East West continues to remain well capitalized under all regulatory guidelines. At March 31, 2006, our Tier I risk-based capital ratio was 9.26%, total risk-based capital ratio was 11.27% and Tier I leverage ratio was 8.96%. During the quarter, we issued $30.0 million in junior subordinated debt securities through a pooled trust preferred offering, which qualifies for Tier I capital. Total stockholders’ equity as of March 31, 2006 was $903.5 million, representing a book value of $14.91 per share.

About East West

East West Bancorp is a publicly owned company, with $9.3 billion in assets, whose stock is traded on the Nasdaq National Market under the symbol “EWBC”. The company's wholly owned subsidiary, East West Bank, is the second largest independent commercial bank headquartered in Los Angeles with 62 branch locations. East West Bank serves the community with 61 branch locations across Southern and Northern California, one branch location in Houston, Texas and a Beijing Representative Office in China. For more information on East West Bancorp, visit the company's website at www.eastwestbank.com.

Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in East West Bancorp’s Annual Report on Form 10-K for the year ended Dec. 31, 2005 (See Item I -- Business, and Item 7 -- Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; EWBC’s ability to efficiently incorporate acquisitions into its operations; the ability of EWBC and its subsidiaries to increase its customer base; the effect of regulatory and legislative action, including California tax legislation and an announcement by the state’s Franchise Tax Board regarding the taxation of Registered Investment Companies; and regional and general economic conditions. Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. East West expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Bank’s expectations of results or any change in event.

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(unaudited)
Assets	March 31, 2006	December 31, 2005	% Change
Cash and cash equivalents	$133,726	$151,192	(12)
Interest bearing deposits in other banks	1,059	-	100
Securities purchased under resale agreements	100,000	50,000	100
Investment securities available-for-sale	850,018	869,837	(2)
Loans receivable (net of allowance for loan losses
of $75,493 and 68,635)	7,576,528	6,724,320	13
Premiums on deposits acquired, net	25,737	18,853	37
Goodwill	244,145	143,254	70
Other assets	349,322	320,800	9
Total assets	$9,280,535	$8,278,256	12

Liabilities and Stockholders' Equity
Deposits	$7,023,676	$6,258,587	12
Fed funds purchased	5,500	91,500	(94)
Federal Home Loan Bank advances	738,958	617,682	20
Securities sold under repurchase agreements	325,000	325,000	0
Notes payable	8,833	8,833	0
Accrued expenses and other liabilities	91,022	89,421	2
Long-term debt	184,023	153,095	20
Total liabilities	8,377,012	7,544,118	11
Stockholders' equity	903,523	734,138	23
Total liabilities and stockholders' equity	$9,280,535	$8,278,256	12
Book value per share	$14.91	$12.99	15
Number of shares at period end	60,602	56,519	7

	March 31, 2006	December 31, 2005	% Change
Loans receivable
Real estate - single family	$648,415	$509,151	27
Real estate - multifamily	1,597,442	1,239,836	29
Real estate - commercial	3,512,886	3,321,520	6
Real estate - construction	767,925	640,654	20
Commercial	718,833	643,296	12
Trade finance	219,350	230,771	(5)
Consumer	192,018	208,797	(8)
Total gross loans receivable	7,656,869	6,794,025	13
Unearned fees, premiums and discounts	(4,848)	(1,070)	353
Allowance for loan losses	(75,493)	(68,635)	10
Net loans receivable	$7,576,528	$6,724,320	13

Deposits
Noninterest-bearing demand	$1,389,675	$1,331,992	4
Interest-bearing checking	472,327	472,611	0
Money market	1,121,378	978,678	15
Savings	452,428	326,806	38
Total core deposits	3,435,808	3,110,087	10
Time deposits less than $100,000	1,165,273	927,793	26
Time deposits $100,000 or greater	2,422,595	2,220,707	9
Total time deposits	3,587,868	3,148,500	14
Total deposits	$7,023,676	$6,258,587	12

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Quarter Ended March 31,		%
	2006	2005	Change

Interest and dividend income	$137,302	$84,756	62
Interest expense	(54,254)	(22,534)	141
Net interest income before provision for loan losses	83,048	62,222	33
Provision for loan losses	(3,333)	(4,370)	(24)
Net interest income after provision for loan losses	79,715	57,852	38
Noninterest income	8,890	6,500	37
Noninterest expense	(36,823)	(27,718)	33
Income before provision for income taxes	51,782	36,634	41
Income taxes	(19,731)	(13,115)	50
Net income	$32,051	$23,519	36
Net income per share, basic	$0.56	$0.45	24
Net income per share, diluted	$0.55	$0.44	25
Shares used to compute per share net income:
- Basic	56,807	52,245	9
- Diluted	58,292	53,963	8

	Quarter Ended March 31,		%
	2006	2005	Change
Noninterest income:
Branch fees	$2,539	$1,593	59
Letters of credit fees and commissions	2,172	2,537	(14)
Net gain on investment securities available-for-sale	1,716	448	283
Ancillary loan fees	779	517	51
Income from secondary market activities	139	192	(28)
Other operating income	1,545	1,213	27
Total noninterest income	$8,890	$6,500	37

Noninterest expense:
Compensation and employee benefits	$16,169	$12,854	26
Occupancy and equipment expense	4,777	3,258	47
Amortization of premiums on deposits acquired	1,765	603	193
Amortization of investments in affordable
housing partnerships	1,265	1,681	(25)
Data processing	760	569	34
Deposit insurance premiums and regulatory
assessments	316	223	42
Other operating expense	11,771	8,530	38
Total noninterest expense	$36,823	$27,718	33

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(unaudited)
Average Balances	Quarter Ended March 31,		%
	2006	2005	Change
Loans receivable
Residential first mortgage	$565,054	$350,214	61
Real estate - multifamily	1,314,616	1,131,729	16
Real estate - commercial	3,369,088	2,608,237	29
Real estate - construction	692,535	378,008	83
Commercial	723,416	429,448	68
Trade finance	214,153	157,963	36
Consumer	199,943	180,935	11
Total loans receivable	7,078,805	5,236,534	35
Investment securities available-for-sale	838,142	579,986	45
Earning assets	8,067,012	5,877,973	37
Total assets	8,568,248	6,180,502	39
Deposits
Noninterest-bearing demand	$1,178,752	$1,045,326	13
Interest-bearing checking	438,484	335,850	31
Money market	1,027,211	617,948	66
Savings	337,329	330,172	2
Total core deposits	2,981,776	2,329,296	28
Time deposits less than $100,000	993,794	769,485	29
Time deposits $100,000 or greater	2,232,937	1,516,440	47
Total time deposits	3,226,731	2,285,925	41
Total deposits	6,208,507	4,615,221	35
Interest-bearing liabilities	6,511,849	4,534,894	44
Stockholders' equity	766,854	520,032	47

Selected Ratios	Quarter Ended March 31,		%
	2006	2005	Change
For The Period
Return on average assets	1.50%	1.52%	(2)
Return on average equity	16.72%	18.09%	(8)
Interest rate spread	3.52%	3.83%	(8)
Net interest margin	4.18%	4.29%	(3)
Yield on earning assets	6.90%	5.85%	18
Cost of deposits	2.54%	1.43%	78
Cost of funds	2.86%	1.64%	74
Noninterest expense/average assets (1)	1.58%	1.65%	(4)
Efficiency ratio (1)	36.76%	37.01%	(1)
Net chargeoffs to average loans (2)	0.00%	0.06%	(100)
Period End
Tier 1 risk-based capital ratio	9.26%	9.68%	(4)
Total risk-based capital ratio	11.27%	10.78%	5
Tier 1 leverage capital ratio	8.96%	8.83%	1
Nonperforming assets to total assets	0.15%	0.14%	7
Nonaccrual loans to total loans	0.14%	0.07%	100
Allowance for loan losses to total loans	0.99%	1.00%	(1)
Allowance for loan losses and unfunded loan commitments to total loans	1.14%	1.15%	(1)
Allowance for loan losses to nonaccrual loans	687.05%	1408.31%	(51)

(1) Excludes the amortization of intangibles and investments in affordable housing partnerships.
(2) Annualized.

EAST WEST BANCORP, INC.
QUARTER TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(Dollars in thousands)
(unaudited)

	Quarter Ended March 31,
	2006			2005
	Average			Average
	Volume	Interest	Yield (1)	Volume	Interest	Yield (1)
	(Dollars in Thousands)
ASSETS
Interest-earning assets:
Short-term investments	$10,816	$121	4.54%	$7,043	$42	2.42%
Interest bearing deposits in other banks	255	2	3.18%	-	-	-
Securities purchased under resale agreements	78,889	1,347	6.92%	-	-	-
Investment securities available-for-sale	838,142	9,215	4.46%	579,986	5,257	3.68%
Loans receivable	7,078,805	125,871	7.21%	5,236,534	78,896	6.11%
FHLB and FRB stock	60,105	746	5.03%	54,410	561	4.18%
Total interest-earning assets	8,067,012	137,302	6.90%	5,877,973	84,756	5.85%

Noninterest-earning assets:
Cash and due from banks	142,453			102,019
Allowance for loan losses	(70,429)			(52,397)
Other assets	429,212			252,907
Total assets	$8,568,248			$6,180,502

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Checking accounts	438,484	1,326	1.23%	335,850	633	0.76%
Money market accounts	1,027,211	7,834	3.09%	617,948	2,960	1.94%
Savings deposits	337,329	337	0.41%	330,172	190	0.23%
Time deposits less than $100,000	993,794	7,836	3.20%	769,485	3,866	2.04%
Time deposits $100,000 or greater	2,232,937	21,556	3.92%	1,516,440	8,642	2.31%
Fed funds purchased	102,014	1,119	4.45%	5,456	42	3.12%
Federal Home Loan Bank advances	896,830	8,708	3.94%	902,067	5,181	2.33%
Securities sold under repurchase agreements	325,000	2,877	3.59%	-	-	-
Long-term debt	158,250	2,661	6.82%	57,476	1,020	7.20%
Total interest-bearing liabilities	6,511,849	54,254	3.38%	4,534,894	22,534	2.02%

Noninterest-bearing liabilities:
Demand deposits	1,178,752			1,045,326
Other liabilities	110,793			80,250
Stockholders' equity	766,854			520,032
Total liabilities and stockholders' equity	$8,568,248			$6,180,502
Interest rate spread			3.52%			3.83%
Net interest income and net margin		$83,048	4.18%		$62,222	4.29%

(1) Annualized.